Exhibit 23.2

                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS


(the following is the form of the consent that BDO Seidman, LLP will be in a position to issue upon completion of the reorganization described in Note 1 to the consolidated statements)


Colonial Downs Holdings, Inc.
Providence Forge, Virginia

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement, of our report dated November 21, 1996, relating to the consolidated financial statements of Colonial Downs Holdings, Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


                                                         BDO Seidman, LLP

Richmond, Virginia
December 18, 1996